Exhibit 99.1

Contact: Florence Doller SVP & Director of Corporate Communications 607.337.6118 | fdoller@nbtbank.com

HEIDI M. HOELLER JOINS NBT BOARD OF DIRECTORS

NORWICH, NY (January 26, 2022) – NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) announced today that Heidi M. Hoeller has joined the Boards of Directors for NBT Bancorp Inc. and NBT Bank, N.A. Hoeller is a retired Partner of PricewaterhouseCoopers LLP (“PwC”) with over 25 years of experience as a leader in audit and financial services.

“We welcome Heidi to board service at NBT and are excited to add her experience and perspective to our group,” said NBT Board Chair Martin A. Dietrich. “Her extensive background in public accounting and her deep knowledge of the financial services industry will make Heidi a strong and valuable asset as we guide our business forward.”

Hoeller held numerous positions at PwC from November 1993 until her retirement in June 2019.  She spent most of her career in the Northeast, including assignments in Syracuse, Hartford and Boston, where she served as Audit Partner on a diverse portfolio of clients within the insurance sector.  Prior to her retirement, she was a Financial Services Partner in PwC’s National Quality Organization for three years. During that time, she also led diversity and inclusion for a group of approximately 120 professionals.

Hoeller currently sits on the Board of Directors of Preferred Mutual Insurance Company, which she joined in May 2020.  Since 2011, she has been a member of the Board of Trustees for Utica College, an independent private institution for higher education. Hoeller received her B.S. in Accounting from Utica College.  She is a member of the American Institute of Certified Public Accountants and is a CPA licensed in New York.

About NBT Bancorp Inc. and NBT Bank, N.A.

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $12.0 billion at December 31, 2021. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 140 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a full-service retirement plan administration and recordkeeping firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtinsurance.com.